UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2017

Commission file number 001-36495

IHS MARKIT LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-1166311
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4th Floor, Ropemaker Place,

25 Ropemaker Street

London, England

EC2Y 9LY

(Address of principal executive offices)

+44 20 7260 2000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 6, 2017, IHS Markit Ltd., a Bermuda exempted company (the “Company”), announced the pricing of its offering of $500 million in aggregate principal amount of senior notes due 2025 (the “Notes”) in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on February 9, 2017, subject to customary closing conditions.

The Notes will bear interest at a rate of 4.75% per annum and will pay interest semi-annually in cash in arrears on February 15 and August 15 of each year, beginning on August 15, 2017. The Notes will mature on February 15, 2025. The Company intends to use the net proceeds from the offering of the Notes for working capital and other general corporate purposes, which initially will include repayment of indebtedness under its revolving credit facility and may in the future include share repurchases pursuant to its previously announced share repurchase authorization.

The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder. Pursuant to Rule 135c of the Securities Act, the Company is filing herewith the press release dated February 6, 2017.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated February 6, 2017, announcing the pricing of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS MARKIT LTD.

February 6, 2017	By:	/s/ Todd Hyatt
	Name:	Todd S. Hyatt
	Title:	Executive Vice President and Chief Financial Officer